PURCHASE AGREEMENT

BY AND AMONG

BRATTLE STREET INVESTMENT CORP.,

BRATTLE ACQUISITION I CORP.,

SOUTH DAKOTA PARTNERS INC.,

GAP PARTNERS, INC.,

LUKE FAULSTICK,

STEVE HOLLIS,

AND THE ADDITIONAL SHAREHOLDERS

DATED

SEPTEMBER 8, 2020

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "Agreement") is made as of September 8, 2020 by and among Brattle Street Investment Corp., a corporation incorporated under the laws of the Province of British Columbia ("Parent"), Brattle Acquisition I Corp., a South Dakota corporation and wholly-owned subsidiary of Parent ("Buyer" and together with Parent, the "Buyer Parties"), South Dakota Partners Inc., a South Dakota corporation (the "Company"), GAP Partners, Inc., a Georgia corporation ("GAP Partners"), Luke Faulstick, an individual resident of the State of South Dakota (in his individual capacity, "Luke", and in the capacity as representative of the Sellers (as defined below), the "Seller Rep"), Steve Hollis, an individual resident of the State of Georgia ("Steve" and together with Luke, the "Principal Shareholders"), and each party that executes and delivers a joinder to this Agreement as described in Section 5.8 (each, an "Additional Shareholder" and together with the GAP Partners, the "Sellers", and the Sellers, together with the Company, the "Seller Parties").

BACKGROUND

WHEREAS, the Company is in the medical device industry with capabilities to integrate acquisitions in the industry as well as to innovate, design, license, manufacture, assemble, package, distribute and market medical devices (the "Business");

WHEREAS, the Sellers collectively own 100% of the issued and outstanding capital stock of the Company (collectively, the "Company Shares");

WHEREAS, the respective governing bodies of Buyer and Parent have each approved the purchase of the Company Shares by Buyer upon the terms and conditions set forth herein;

WHEREAS, Gap Partners and the Principal Shareholders have approved the sale of the Company Shares to the Buyer upon the terms and conditions set forth herein; and

WHEREAS, Buyer wishes to purchase the Company Shares from Sellers.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

1. PURCHASE AND SALE OF COMPANY SHARES; CONSIDERATION

1.1 Purchase of the Company Shares. Subject to the terms and upon the conditions set forth in this Agreement, the Buyer agrees to purchase from Sellers, and Sellers agree to sell to the Buyer, all of the Company Shares, for the consideration set forth in Section 1.2 hereto (the "Transaction").

1.2 Consideration. In consideration for the sale of the Company Shares, Buyer shall issue shares of its common stock (the "Buyer Stock") in accordance with this Section 1.2. Such issuance shall be referred to, in the aggregate, as the "Consideration". No fractional shares of Buyer Stock will be issued as Consideration and all shares of Buyer Stock will be rounded up or down to the nearest whole share. Immediately prior to the Closing (as defined below), the Company Shares will be owned 100% by Sellers. The Buyer shall acquire all of the Company Shares solely by Buyer issuing to Sellers, in the aggregate, 2,600,000 shares of Buyer Stock. At the Closing, the Buyer shall issue the Buyer Stock to the Sellers in accordance with their respective Pro Rata Percentages (as defined below). Each share of Buyer Stock shall be exchangeable for ten (10) special shares of stock of Parent ("Parent Special Stock") (as adjusted for stock splits, stock combinations, recapitalizations and similar events) pursuant to the terms of a contribution and exchange agreement between each Seller and the Parent executed at or prior to the Closing, (the "Contribution and Exchange Agreement"), which shall contain contain customary investment representations, a restriction on the transfer of Buyer Stock, and provide that the exchange of Buyer Stock for Parent Special Stock will occur at the election of the Seller at any time after the Consideration Adjustment, if any, has been effected in accordance with Section 1.3; provided that Parent may require the exchange of Buyer Stock and Parent Special Stock to occur upon a "change of control" transaction. Each share of Parent Special Stock shall be exchangeable for shares of common stock of Parent (the "Parent Common Stock") on a one share for one share basis at the election of each Seller in accordance with its terms; provided that no Seller may, directly or indirectly through one or more of its affiliates, hold more than Five Hundred Thousand (500,000) shares of Parent Common Stock (as adjusted for stock splits, stock combinations, recapitalizations and similar events) at any time.

1.3 Consideration Adjustment.

(a) Revenue Shortfall Adjustment. If gross revenue of the Business is less than the Revenue Target during the Measurement Period (such difference, the "Revenue Shortfall"), then the Consideration shall be reduced by a number of shares of Buyer Stock equal to (i) the Revenue Shortfall multiplied by (ii) six tenths (0.60) (such amount, the "Revenue Shortfall Adjustment").

(b) Adjusted Net Assets Adjustment. If, as of the last date of the Measurement Period, Adjusted Net Assets are less than the Adjusted Net Assets Baseline Amount (such difference, the "Adjusted Net Assets Shortfall"), then the Consideration shall be reduced by a number of shares of Buyer Stock equal to (i) the Adjusted Net Assets Shortfall multiplied by (ii) one and eight tenths (1.80) (such amount, the "Adjusted Net Assets Adjustment" and together with the Revenue Shortfall Adjustment, the "Consideration Adjustment").

(c) Definitions. For purposes of this Section 1.3, the terms below shall have the following meanings:

(i) "10-Day VWAP" means the volume-weighted average of prices measured in hundredths of cents of a share of the Parent Common Stock on the TSX Venture Exchange (or other principal market on which such shares are then traded) for the ten (10) consecutive trading days immediately prior to the date of calculation.

(ii) "Adjusted Net Assets" means, as of any particular date, an amount equal to the Company's (A) cash, plus (B) Accounts Receivable (net of an allowance for returns and doubtful accounts), plus (C) raw material inventory, plus (D) work in progress inventory, plus (E) finished goods inventory, plus (F) all management or other fees paid by the Company to Parent or any Affiliate of Parent or any fees paid by the Company to any third party on behalf of the Parent during the Measurement Period (but excluding, for the avoidance of doubt, any salary, wages or other compensation paid or payable to Luke or any Seller, which amounts shall be paid by the Company), minus (G) the Specified Liabilities.

(iii) "Adjusted Net Assets Baseline Amount" means Two Million One Hundred Forty-Eight Thousand Six Hundred Eighty-Five United States Dollars and Ninety Four Cents ($2,148,685.94), calculated in accordance with the methodology set forth on Schedule 1.3(c)(ii).

(iv) "Consideration Floor" means the number of shares of Buyer Stock equal to (A) the USD Consideration Floor Amount, multiplied by (B) the United States Dollar/Canadian Dollar exchange rate (expressed in United States Dollars) published in the Wall Street Journal on the day that the amount, if any, of the Consideration Adjustment is finally determined in accordance with Section 1.3(e), or on the first business day immediately following such date in the event that such day is not a business day), divided by the 10-Day VWAP as of the day that the amount, if any, of the Consideration Adjustment is finally determined in accordance with Section 1.3(e), divided by (C) the number ten (10).

(v) "Forfeited Shares" means, with respect to any Seller, a number of shares of Buyer Stock equal to (A) the Consideration Adjustment, multiplied by (B) such Seller's Pro Rata Percentage (as defined below).

(vi) "Indebtedness" means, with respect to any person or entity, as of any time, without duplication, all obligations, including the outstanding principal amount of, accrued and unpaid interest on, and other liquidated payment obligations (including any prepayment penalties, premiums, costs, breakage, or other amounts payable in connection with the prepayment, repayment, or retirement thereof) of such person or entity consisting of or related to (a) indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, or other debt security (including a purchase money obligation), (c) obligations under leases that are required to be capitalized in accordance with generally accepted accounting principles, (d) obligations for the deferred purchase price of property, goods, or services (other than trade payables or accruals incurred in the ordinary course of business to the extent otherwise included in Adjusted Net Assets), (e) letters of credit (whether drawn or undrawn), (f) all obligations under any currency or interest rate swap, hedge, or similar agreement or arrangement, and (g) guaranties of any liability of a third party of the type described in the foregoing clauses (a) through (f).

(vii) "Measurement Period" means the twelve calendar month period beginning on the first day of the first calendar month immediately following the month during which the Closing occurs.

(viii) "Revenue Target" means eleven million nine hundred thousand United States Dollars ($11,900,000).

(ix) "Specified Liabilities" means (a) accounts payable, (b) other payables, (c) credit card balances, (d) income and other taxes payable (including any accrued amounts attributable to periods pre and post-Closing), (e) the aggregate amount of all equity investments made by Parent or any of its affiliates into the Company during the Measurement Period, provided that the no amount of any equity investment shall be deemed to be a Specified Liability except to the extent that the Seller Rep shall have consented to such equity investment (the aggregate amount of all such investment, the "Parent Equity Investment Amount"), and (f) all other Indebtedness except for the portion of Indebtedness for each item set forth on Schedule 1.3(c)(ix) that does not exceed the Debt Limit (as defined below) applicable to such item of Indebtedness.

(x) "USD Consideration Floor Amount" means Five Million United States Dollars ($5,000,000 USD).

(d) Calculation Methodology. All amounts calculated pursuant to this Section 1.3 shall be determined in accordance with generally accepted accounting principles ("GAAP") as determined by the Financial Accounting Standards Board in the United States or using such methodology as is mutally acceptable to Buyer and the Principal Shareholders.

(e) Procedures for Effecting the Consideration Adjustment. Within thirty (30) days following the end of the Measurement Period, Buyer shall provide notice to the Seller Rep specifying (i) the Revenue Shortfall Adjustment (if any), and (ii) the Adjusted Net Assets Adjustment (if any) (the "Consideration Adjustment Notice"). If the Principal Shareholders disagree with either the Revenue Shortfall Adjustment (if any) or the Adjusted Net Assets Adjustment (if any), the Seller Rep shall deliver to Buyer within thirty (30) days after receipt of the Consideration Adjustment Notice a notice (the "Dispute Notice") setting forth the Sellers' calculation of such amount(s) and describing in reasonable detail the basis for the determination of such different amount(s). If the Seller Rep does not deliver a Dispute Notice to Buyer within such thirty (30) day period, the Sellers shall be deemed to have accepted the Consideration Adjustment. The Principal Shareholders and the Buyer shall use commercially reasonable efforts to resolve such differences within a period of thirty (30) days after the Seller Rep has given the Dispute Notice. If the Principal Shareholders and the Buyer resolve such differences, the Consideration Adjustment (if any) agreed to by the Principal Shareholders and the Buyer shall be deemed final. If Buyer and the Principal Shareholders do not reach a final resolution on the Consideration Adjustment within thirty (30) days after the Seller Rep has given the Dispute Notice, unless the Principal Shareholders and the Buyer mutually agree to continue their efforts to resolve such differences the dispute shall be referred to the Chicago office of Plante Moran, PLLC, as a neutral accounting firm (the "Neutral Accountant") for resolution. The Neutral Accountant shall only decide the specific items under dispute (the "Disputed Items"), solely in accordance with the terms of this Agreement. The Principal Shareholders and Buyer shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among the Principal Shareholders, Buyer and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding each parties' position on the matters in dispute with respect to the Consideration Adjustment. The Principal Shareholders and Buyer shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between the Principal Shareholders and the Buyer and determine the amount of the Consideration Adjustment (if any) within twenty (20) days after the engagement of the Neutral Accountant. The Neutral Accountant's determination shall be based solely on such presentations (i.e., not on independent review) and on the definitions and other terms included herein. The Consideration Adjustment determined by the Neutral Accountant shall be deemed to be final, provided that the Neutral Accountant's determination of the Consideration Adjustment may not (x) exceed the amount set forth in the Consideration Adjustment Notice or (y) be less than the amount set forth in the Dispute Notice. Such determination by the Neutral Accountant shall be conclusive and binding upon the parties, and the parties shall be responsible for one-half (1/2) of the cost of the Neutral Accountant's engagement. Upon delivery of the Consideration Adjustment Notice, each Seller shall automatically forfeit such Sellers' Forfeited Shares, and the Forfeited Shares shall revert to the Buyer without any action on the part of any Seller. Notwithstanding the foregoing, in the event of a Consideration Adjustment, each Seller agrees to deliver to Buyer all stock certificates representing any Buyer Stock, and the Buyer agrees to issue a new certificate to each Seller representing the number of shares of Buyer Stock held by such Seller which have not been forfeited.

(f) Consideration Floor. Notwithstanding anything set forth in this Section 1.3 to the contrary, the Consideration Adjustment shall not reduce the Consideration below the Consideration Floor.

(g) Treatment of Consideration Adjustment. The parties agree that the adjustments set forth in this Section 1.3 shall be deemed to be an adjustment to the Consideration.

1.4        Noncompetition Agreement. In connection with the consummation of the Transaction, each of the Principal Shareholders and Les Cross (an Additional Shareholder (each such Person, a "Restricted Party")) agree to execute a noncompetition agreement (the "Noncompetition Agreement") as of the Closing with the Buyer Parties providing that for the longer of (a) five (5) years, and (b) one (1) year after such time as the applicable Restricted Party is no longer associated with the Company or any of its Affiliates (the "Restricted Period"), such Restricted Party shall not, directly or indirectly, (x) engage in, participate, manage, or hold any ownership interest in any business that sells products or provides services similar to those provided or sold by the Company or conduct business with any customer of the Company (except on behalf of the Company), or (y) hire any employee or contractor of the Company. Notwithstanding the foregoing, the Noncompetition Agreement shall not prevent any Restricted Party from owning, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange to the extent that such Restricted Party does not control, and is not a member of a group which controls, such entity and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such entity. The consideration to be paid to the Sellers to execute, deliver and perform his or her obligations under the Noncompetition Agreement is included as part of the Consideration for the Transaction. Each Restricted Party hereby expressly acknowledges that he or she has received adequate and sufficient consideration in exchange for the execution, delivery and performance of his or her obligations contemplated by the Noncompetition Agreement.

2. CLOSING

2.1 Closing Date. The closing of the Transaction contemplated hereby (the "Closing") shall take place on the later of (i) November 22, 2020 or (ii) the date that is two (2) business days following the satisfaction (or waiver) of all of the conditions precedent set forth in Articles 6 and 7 below, or at such other time as the parties may agree. The Closing shall take place at the offices of Reed Smith LLP at 10 South Wacker Drive, Suite 4000 Chicago, IL 60606 at 10:00 a.m. local time, or if the parties mutually agree, via the exchange of fully-executed signature pages via overnight courier, facsimile, DocuSign, email, portable document format (.PDF) or other electronic transmission. The date of the Closing is hereinafter referred to as the "Closing Date."

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY AND GAP PARTNERS

As an inducement to the Buyer Parties to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Company and GAP Partners jointly and severally represents, warrants and covenants to the Buyer Parties as hereafter set forth in this Article 3, and acknowledges that the Buyer Parties are relying upon such representations, warranties and covenants contained in this Article 3 as being true and correct, provided, that any qualifications and exceptions to such representations, warranties or covenants shall be set forth on a corresponding disclosure schedule attached hereto (each, a "Disclosure Schedule"). The Disclosure Schedules shall be numbered to correspond to the various Sections of this Agreement and unless the applicability of such item to another schedule is reasonably apparent on its face from the description of the item, no disclosure made in any particular Disclosure Schedule shall be deemed made in any other Disclosure Schedule or deemed to apply to any other Section of this Agreement.

3.1 Organization; Organization Documents.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of South Dakota, and has the requisite power and authority to own or lease all of its assets, to own and operate the Business, and to carry on its business as now conducted or proposed to be conducted. The Company is qualified or licensed to do business in the jurisdictions in which it is required to be so qualified.

(b) The Company has not changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any person or entity.

(c) The Company has made available to the Buyer Parties and their counsel the charter or other organizational documents of the Company, the current bylaws of the Company and all amendments thereto to date, and copies of any actions taken at any meetings of its shareholder or members and board of directors or managers or by the written consent of the shareholder of members or board of directors of the Company.

(d) The Company's board of directors has determined it to be in the best interests of the Company for the Transaction to be consummated.

(e) The Company has no subsidiaries and does not own, beneficially or of record, any securities issued by any other Person.

3.2 Capitalization. The Company Shares are the only issued and outstanding securities of the Company and the Company Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are not subject to any capital calls or subscriptions. There are no outstanding subscriptions, options, rights, warrants, conversion rights, agreements or commitments of any kind obligating the Company to issue, acquire or transfer any interests of any kind in the Company, including the Company Shares. The Company has no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights or plans.

3.3 Ownership of Company Shares. The Sellers collectively own all of the Company Shares beneficially and of record, free and clear of all liens, encumbrances, pledges, options, warrants, rights of first refusal, claims, charges and restrictions of any nature. The Principal Shareholders own all the shares of GAP Partners, free and clear of all liens, encumbrances, pledges, options, warrants, rights of first refusal, claims, charges and restrictions of any nature, and hold no Company Shares except through GAP Partners.

3.4 Authority of Sellers; No Conflicts. The Company and each Seller has full power and authority to enter into this Agreement and the other agreements, instruments and documents contemplated by this Agreement including each Joinder (collectively, the "Related Documents"), to consummate the transactions contemplated hereby, and to perform all obligations hereunder and thereunder. The execution, delivery and performance by the Company and each Seller of this Agreement and the Related Documents has been duly and validly approved (and in the case of Company, by all necessary shareholder or member approval). This Agreement and each Related Document to which Company or any Seller is a party, upon its execution and delivery, constitutes the legal, valid and binding obligation of such party. Except as set forth on Schedule 3.4, the execution, delivery and performance of this Agreement and the Related Documents by the Company or any Seller do not require the consent of or notice to any federal, state or local governmental authority or any other third party. Except as set forth on Schedule 3.4, neither the execution nor the delivery and performance of this Agreement or any Related Document nor the consummation of the Transaction will conflict with or result in any violation of or constitute a default or accelerate any obligation or create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under any term of the Company's articles of incorporation, charter or other organizational documents, its bylaws, or any agreement, mortgage, debt instrument, indenture or other instrument by which the Company or any Seller or any of the Assets (as defined below) is bound, or any judgment, decree, order, award, or any Laws applicable to the Company or any Seller. Neither the execution and delivery of this Agreement and the Related Documents nor the consummation of the transactions contemplated thereby will result in the creation of any lien, security interest, charge or encumbrance upon any of the assets of the Company (the "Assets") or result in the cancellation, modification, revocation or suspension of any Permit (as defined below) held by the Company.

3.5 Title to Property; Condition of Assets.

(a) Except as set forth in Schedule 3.5(a), the Company has good and marketable title to all of its Assets, free and clear of all liens, claims, charges, encumbrances, leases, pledges, security interests, mortgages, defects in title, equities, covenants and other restrictions of any nature whatsoever. Schedule 3.5(a) also identifies all guaranties by the Sellers of any debt relating to the Assets. All of such guaranties are valid and subsisting. True, correct and complete copies of such guaranties and all amendments, assignments and consents thereto have been furnished by the Company to the Buyer Parties.

(b) All items of tangible personal property owned or leased by the Company (including without limitation the Assets) are in good operating condition. The Assets (real, personal, tangible, and intangible) owned or leased by the Company constitute all of the assets necessary to conduct the Business as presently conducted. The Assets (real, personal, tangible, and intangible) are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by the Company immediately prior to the Closing. None of the personal or movable property of the Company is located at any location other than at the Leased Real Property.

3.6 Real Property.

(a) The Company does not own any real property.

(b) Schedule 3.6(b) sets forth the address of each parcel of real estate leased, utilized, or possessed by the Company (collectively, the "Real Property") (including the date and name of the parties to each lease contract therefor). Except as set forth on Schedule 3.6(b), with respect to each lease for the Real Property (each, an "Existing Lease"): (a) such Existing Lease is legal, valid, binding, enforceable and in full force and effect; (b) there are no disputes with respect to such Existing Lease; and (c) neither the Company nor any other party to any Existing Lease, is in breach or default under such Existing Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default under such Existing Lease.

(c) (i) There are no material structural, physical, or mechanical defects or other material adverse physical conditions affecting any of the Real Property; (ii) all building systems and all improvements to, or which constitute a portion of, the Real Property are structurally sound and in good operating condition and repair excepting ordinary wear; (iii) to the knowledge of the Principal Shareholders, neither the whole nor any part of any of the Real Property is subject to any pending or threatened Action for condemnation or other taking by any federal, state, local or foreign governmental department, commission, board, bureau, agency or instrumentality, including any federal or state courts (collectively, a "Governmental Entity"); (iv) to the knowledge of the Principal Shareholders, the current uses of and existing structures located on the Real Property are in compliance in all material respects with all applicable zoning and other land use or occupancy requirements, and all covenants, conditions, and agreements affecting the Real Property; (v) the Company, to the extent required by any applicable statutes, laws, ordinances, rules, orders, ordinances or regulations (collectively, "Laws"), is in possession of all material certificates of occupancy with respect to the Real Property issued by applicable Governmental Authorities; (vi) the Company has all necessary access to and from the Real Property as is reasonably adequate for the current operation thereof; (vii) no construction, alteration, or other leasehold improvement work with respect to the Real Property remains to be paid for or performed by any party to such Existing Lease except for any such work required by the parties thereunder as part of the maintenance, repair and replacement obligations, including without limitation with respect to casualty damage; (viii) there is no occurrence, condition, change in Law, or issue with any of the Real Property in existence, or anticipated by the Company or any of its Affiliates that would in any way cause any such Real Property (including Buyer's intended use thereof) to be in violation of any Law and/or thwart, prohibit, or otherwise materially interfere with Buyer's intended use thereof; and (ix) to the knowledge of the Principal Shareholders, all mechanical and other systems located on any of the Real Property are in good operating condition for the use to which the same are put by the Company in the current operation of the Business, ordinary wear and tear excepted, and no condition exists requiring material repairs, alterations or corrections, and no maintenance or repairs to the improvements or the mechanical or other systems located therein have been unreasonably deferred.

3.7 Permits; Compliance with Laws; Litigation.

(a) Schedule 3.7(a) sets forth a complete and accurate list of all authorizations, approvals, consents, certificates, licenses, permits or franchises of or from any Government Entity (as hereinafter defined) or pursuant to any Law (collectively, the "Permits") that are used or held for use in, necessary for or otherwise relating to the Business. The Company holds all Permits necessary for the lawful conduct of the Business under and pursuant to all applicable Law of any Governmental Entity. All Permits have been legally obtained and maintained and are valid and in full force and effect. The Company is duly licensed to conduct the Business as presently conducted in all states in which the Business is conducted and is in compliance in all material respects with all of the terms and conditions of such Permits. There has been no material change in the facts or circumstances reported or assumed in the application for or granting of any Permits. No outstanding violations are or have been recorded in respect of any of the Permits. No proceeding is pending and no notice has been received by the Company or a Seller threatening, or to the Principal Shareholders' knowledge otherwise threatened, to suspend, revoke, withdraw, modify or limit any Permit, and, to the Principal Shareholders' knowledge, there is no fact, circumstance, error or omission in existence that would permit the suspension, revocation, withdrawal, modification or limitation of, or result in the threatened suspension, revocation, withdrawal, modification or limitation of, or in the loss of any Permit.

(b) The Company has complied, and to the knowledge of the Principal Shareholders, its employees, contractors and subcontractors have, in all material respects, complied with all Permits and Laws, including but not limited to, those Laws that apply to healthcare regulatory matters (including The Social Security Act, as amended, Sections 1128, 1128A and 1128B, 42 U.S.C. Sections 1320a-7, 7(a) and 7(b), including Criminal Penalties Involving Medicare or State Health Care Programs, commonly referred to as the "Federal Anti- Kickback Statute" and The Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the "Stark Statute," the statute commonly referred to as the "Federal False Claims Act," the Health Insurance Portability and Accountability Act of 1996, the FDCA (as defined below), the PHSA (as defined below) and the regulations issued pursuant thereto and all statutes and regulations relating to the possession, distribution, maintenance and documentation of controlled substances) (collectively, "Healthcare Laws"), which are applicable to the Company, the Assets or the Business.

(c) All claims, reports, schedules and/or returns required to be filed by the Company with any Governmental Entity have been timely filed and all such claims, reports, schedules and/or returns are complete and accurate in all material respects. The Company has no liabilities to any payor with respect to claims submitted. The Company has maintained substantially all records required to be maintained by the Food and Drug Administration, Drug Enforcement Administration and State Board of Pharmacy and the Medicare and Medicaid programs and the laws of all other applicable federal, state and local Governmental Entities as required by applicable Healthcare Laws. To the knowledge of the Principal Shareholders, there are no presently existing circumstances that would result or would be reasonably likely to result in material violation of any such Healthcare Laws.

(d) There is no claim, action, cause of action, demand, lawsuit, arbitration, charge, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity (each, an "Action") pending or, to the knowledge of the Principal Shareholders, threatened against, or affecting the Company, the Assets or the Business or the Company Shares, except as disclosed in Schedule 3.8(d). Neither the Company nor any of its employees, contractors or subcontractors have been convicted of, charged with or, to the knowledge of the Principal Shareholders, investigated for a Medicare, Medicaid or other "Federal Health Care Program" (as defined in 42 U.S.C. § 1320a-7b(f)) related offense, or convicted of, charged with or, to the knowledge of the Sellers, investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary duty or responsibility, financial misconduct, obstruction of an investigation or controlled substances. Neither the Company nor any of its employees, contractors or subcontractors have been excluded or suspended from participation in Medicare, Medicaid or any other Federal Health Care Program, or have been debarred, suspended or are otherwise ineligible to participate in federal programs. Neither the Company nor, to the knowledge of the Principal Shareholders, any of its employees, contractors or subcontractors have committed any offense which may reasonably serve as the basis for any such exclusion, suspension, debarment or other ineligibility. The Company has not arranged or contracted with any individual or entity that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in a Federal Health Care Program or other federal program. There are no lawsuits, claims, or proceedings pending in which Company is the plaintiff or claimant or that relate to the Company Shares, the Assets or the Business.

(e) There are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of the Principal Shareholders, threatened, which involve the possibility of any judgment, order, award or other decision that might impair the ability of any Seller, to perform their respective obligations under this Agreement, or might impair the quality of title to the Assets or the Company Shares, or might adversely affect the normal operation of the Business, or might result in liability for damages or might otherwise adversely affect the Company's right, title or interest in the Assets or the Business or any Seller's right, title or interest in the Company Shares.

3.8 Unaudited Financial Statements. Attached, as Schedule 3.8, are copies of the unaudited income statement and cash flow statement of the Company for the years ended December 31, 2018 and December 31, 2019, and the period from January 1, 2020 through April 30, 2020 and the balance sheets of the Company dated December 31, 2018 and December 31, 2019 (collectively, the "Financial Statements"). The balance sheet dated April 30, 2020 shall be referred to as the "Most Recent Balance Sheet." The Financial Statements are true, complete and correct and fairly present the financial condition and the results of operations of the Company in all material respects as of the respective dates and periods thereof. The Financial Statements accurately reflect in all material respects all of the income, expenses, equity, liabilities and assets of the Company at the respective dates thereof and the results of operations of the Company for and as of such dates and periods. The Assets include all of the assets of the Company reflected in such Financial Statements and all assets acquired since the date of such Financial Statements, excepting only such assets as have been consumed in the ordinary course of business. The Financial Statements: (i) are in accordance with the books and records of the Company; (ii) are consistently applied with prior periods and the accounting methods applied by the Company for tax purposes; and (iii) have been prepared in accordance with GAAP applied by the Company on a consistent basis, except for the exclusion of notes that may be required by GAAP. Except (i) to the extent reflected or reserved against in the Most Recent Balance Sheet or (ii) for unsecured current liabilities incurred since the date of the Most Recent Balance Sheet in the ordinary course of business, the Company has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature, including Taxes (as defined below) with respect to or based upon the transactions or events occurring prior to the Closing. Except as set forth on Schedule 3.8, the Most Recent Balance Sheet does not include receivables or any payables or loans due to or from the Company for amounts due to or from the Sellers (such items, the "Related Party Accounts"). Schedule 3.8 sets forth each outstanding balance, as of the date hereof, of each item of Indebtedness of the Company (such amount, with respect to any particular item of Indebtedness, the "Debt Limit").

3.9 Absence of Adverse Changes or Other Events. Except as set forth on Schedule 3.9, since December 31, 2019, the Company has not: (a) created or incurred any liability (absolute or contingent); (b) loaned any money or otherwise pledged the credit of the Company, or mortgaged, pledged or subjected to any lien or otherwise encumbered any of the Assets; (c) suffered any losses or any other event or condition of any character adverse to its business, or waived any rights of substantial value; (d) made any capital expenditures or capital additions or improvements which in the aggregate exceed $15,000; (e) declared, set aside or paid any dividends or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any interests in, the Company Shares or other equity or ownership interests or paid or promised to pay any bonuses or increased the compensation of any Seller or any other employees; (f) issued or sold any shares of its stock or rights, options or warrants to purchase its stock or membership interest, or any securities convertible into its stock or membership interest or redeemed or made any agreement to redeem any of its outstanding stock; (g) become bound by or entered into any contract, commitment or transaction other than in the ordinary course of business; (h) entered into any contract or agreement to do or perform any of the foregoing actions; (i) made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, signed or entered into any closing agreement or settlement, settled any claim or assessment in respect of Taxes, acted or omitted to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for the Company or the Buyer Parties, consented to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes, file any amended Tax Returns or surrendered any right to claim a refund offset or other reduction in liability; or (j) acquired or disposed of any assets except in the ordinary course of business.

3.10 Employees.

(a) The Company is not a party to any employment agreement, written or oral, which it cannot terminate at will without liability to the Company (assuming fulfillment of any accrued benefits or retirement plan distributions as listed in Schedule 3.10(b) and assuming compliance with all applicable laws and regulations, including, without limitation, anti- discrimination and equal employment opportunity and health care regulatory laws).

(b) Schedule 3.10(b) lists and briefly describes the Company's pension, profit sharing, accrued benefit, retirement, or other employee benefit plans, and any health care, life insurance or other employee welfare plans and a complete copy of each such plan has been provided to the Buyer. Each such plan complies with and has been administered in all material respects in accordance with all applicable Laws, including the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder or in connection therewith, and the Internal Revenue Code, as applicable.

(c) The names, titles and rates of compensation of all of the employees of the Company are listed in Schedule 3.10(c). None of the employees has indicated to the Company any intention to terminate his or her employment with the Company.

(d) The Company: (i) is not a party to any collective bargaining agreement or discussions or negotiations with any person or group looking toward any such agreement; (ii) has not within the last five (5) years, experienced any strike, grievance, unfair labor practice claim or other labor difficulty; (iii) is unaware of any threatened strike, grievance, unfair practice claim or other labor difficulty, and there exists no reasonable basis for the assertion of any grievance or unfair labor practice claim or other charge or complaint against any Company by or before the National Labor Relations Board or any state labor relations board or commission or representative thereof; (iv) is not aware of any filing by any employee or employee group seeking recognition as a collective bargaining representative or unit; and (v) has no reason to believe that any former employer of any of its employees is contemplating remedial action of any nature against such employee or the Company based on such employee having terminated the former employment and having become an employee of the Company. The Company has complied in all material respects with all applicable Laws relating to labor, labor relations and employment, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, employee safety, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and all other costs and expenses applicable thereto, and the Company is not liable for any arrearage, or any taxes, costs or penalties for failure to comply with any of the foregoing. The Company has not incurred any liabilities, penalties or other charges under the Worker Adjustment and Retraining Notification Act ("WARN") or any similar state law.

3.11 Intellectual Property.

(a) Company owns, and/or is properly and sufficiently licensed or otherwise possesses rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data), and all applications and patents pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in- part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information; (iv) writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; (vi) internet websites, domain names and applications and registrations pertaining thereto; and (vii) to the knowledge of the Principal Shareholders, other intellectual property rights ("Company Intellectual Property") that are used in the Business as currently conducted.

(b) The conduct of the Business as currently conducted or as currently planned to be conducted does not infringe any proprietary right of a third party and, to the knowledge of the Principal Shareholders, there are no infringements of any Company Intellectual Property by any third party.

(c) Schedule 3.11(c) sets forth a complete list of all patents, trademarks, registrations and pending registration applications pertaining to the Company Intellectual Property owned by the Company (collectively, the "Registered Intellectual Property"). All such Registered Intellectual Property is owned by the Company free and clear of liens or encumbrances of any nature.

(d) Schedule 3.11(d) sets forth a complete list of all licenses, sublicenses and other agreements in which either Company has granted rights to any person or entity to make, use, sell, distribute or service any products or services which utilize or incorporate the Company Intellectual Property and a separate list of all material licenses, sublicenses and other agreements in which either Company has received rights from any person to use the Company Intellectual Property (the "Licensed Intellectual Property"). As a result of the execution and delivery of this Agreement or any of the Related Documents or the performance of its obligations under this Agreement or the Related Documents, neither Company nor any Seller shall be in breach of any license, sublicense or other agreement relating to the Licensed Intellectual Property.

(e) The Company owns or has properly and sufficiently licensed or otherwise has the right to use all computer software currently used by the Company in the Business.

3.12 Customer Contracts and Business Documents.

(a) All of the Customer Contracts (as defined below) and Business Documents (as defined below) are set forth on Schedule 3.12. Other than the Customer Contracts and the Business Documents set forth on Schedule 3.12, the Existing Leases, the licenses, sublicenses and other agreements set forth on Schedule 3.11(d) (the "IP Licenses"), and the agreements set forth on Schedule 3.14 (the "Other Contracts" and together with the Customer Contracts, the Business Documents and the IP Licenses, the "Company Contracts"), the Company does not have any other presently existing material contracts, agreements, leases, licenses or commitments, whether written or oral, affecting or relating to the Business. All of the Company Contracts are valid and enforceable against the Company and are in full force and effect in accordance with their terms, and the consummation of the Transaction will not require obtaining the consent of or providing notice to any party to such Company Contract. The Company has delivered or made available true and correct copies of all of the Company Contracts to Buyer as of the date of this Agreement. The Business and all equipment used in connection with it are now being utilized, operated and maintained, in all material respects, in conformity with the Company Contracts, and all applicable Laws. The Company has not at any time in any manner failed to so utilize, operate and maintain the Business in a manner that could now or hereafter result in cancellation or termination of any of the Company Contracts or in liability for damages under any of the Company Contracts or any applicable Laws, nor has either Company or, to the knowledge of the Sellers, the other party(s) to such Company Contracts, defaulted in its obligations pursuant to any of the Company Contracts, which default could result in the cancellation of any Company Contract or adversely affect the rights of such Company under such Company Contract. No Seller has any knowledge of any intent to cancel any of the Company Contracts by the other party(s) thereto. The Company is not a party to any franchise, license, distributor or other similar type of agreement.

(b) Schedule 3.12(b) sets forth a true and complete list of (a) the top five (5) largest customers (each a "Material Customer") of Seller, determined on the basis of revenue received by the Company, for each of the calendar years ended December 31, 2018 and December 31, 2019, and (b) the top ten (10) largest suppliers and vendors (each a "Material Supplier") of the Company, determined on the basis of amounts paid by the Company, for each of the calendar years ended December 31, 2018 and December 31, 2019. Since January 1, 2019, no Material Customer or Material Supplier has cancelled or otherwise adversely modified in any material respect its relationship with the Company or the Business and, to the knowledge of any Seller, no fact, condition, or event exists that would reasonably be expected to adversely affect in any material respect the relationship of the Company or the Business with any Material Customer or Material Supplier. Except as set forth on Schedule 3.12(b), the Company has not received any notice that any of the Material Customers or Material Suppliers has ceased, or intends to cease after the Closing, to use the goods or services of Business, or to supply goods and services to the Business, respectively, or has modified, amended, or reduced, or intends to modify, amend, or reduce, its business relationship with the Business in a manner, that is, or is reasonably likely to be, adverse to the Business.

(c) For purposes of this Agreement, "Customer Contracts" means all of the Company's rights in, to and under all agreements with the Company's customers.

(d) For purposes of this Agreement, "Business Documents" means all of the Company's rights in, to and under all supplier agreements and any other agreements with the vendor or manufacturer of any equipment or goods used by such Company in the Business, equipment service agreements, leases of equipment that are related to and used by the Company in the Business and all agreements, business licenses (including any licenses held personally) and permits that are related to the Company's conduct of the Business.

3.13 Broker or Finder. Neither the Company nor the Sellers or any party acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the consummation of the Transaction.

3.14 Contracts. Except as set forth in Schedule 3.14, the Company is not a party to or bound by any written or oral: (a) agreement or understanding not made in the ordinary course of the Business; (b) contract for personal services not terminable at will without liability to the Company; (c) continuing contract for the future purchase of materials, supplies, machinery or other equipment; (d) contracts or commitments for capital expenditures in excess of $5,000 in the aggregate; (e) loan, credit or financing agreements, including all agreements for any commitments for future loans, credit or financing; (f) contract that contains any non-competition, non- solicitation, or other similar provision; or (g) guarantee or suretyship agreement.

3.15 Insurance.

(a) Schedule 3.15 lists and describes all insurance policies currently insuring any of the Assets or relating to the Business. All such policies are on (and for the applicable statute of limitations period plus one year have been on) an "occurrence basis," which means, for example, that if a claim arose after the Closing Date for an event which occurred prior to the Closing Date, the applicable Company's insurance policy in existence on the date such event occurred would cover such claim. All such policies are in full force and effect and the Company has not received any notice of cancellation with respect thereto. Except as disclosed in Schedule 3.15, during the past five (5) years, (i) no application by Company for insurance with respect to the Company, the Assets or the Business has been denied for any reason, and (ii) Company has had no claim made against it by any customer that would adversely affect such Company's insurance rating. Attached to Schedule 3.15 is a copy of Company's insurance claims history for the past five (5) years for each of the policies listed in Schedule 3.15 as well as for any claims that were self-insured.

(b) All policies to which Company is a party or that provide coverage to any Seller or any shareholder, member, director or officer of any Company: (i) taken together, provide adequate insurance coverage for the Assets and the operations of the Company for all risks normally insured against by a company carrying on the same business or businesses as the Company; (ii) are sufficient for compliance with all applicable Laws, rules, regulations and orders and all material Customer Contracts and Business Documents; and (iii) will continue in full force and effect following the consummation of the Transaction.

3.16 Environmental Matters. Except as set forth on Schedule 3.16: (a) neither the Company nor any Seller has received any notice of any noncompliance (or alleged noncompliance or other violation) of any of the Leased Real Property, or any past or present operations or properties used by the Company in the conduct of the Business, with any Environmental Laws; (b) neither Company nor any Seller has received any notice of any Action, no Action is pending, and to any Seller's knowledge, no Action has been threatened, relating to an actual or alleged violation of any applicable Environmental Law by any Seller Party or the Business; (c) the Company is not a potentially responsible party under any Environmental Law, or any analogous state, local, or foreign Law arising out of or relating to events occurring prior to the Closing Date; (d) there have not been in the past, and are not now, any Hazardous Materials at, on, under, or migrating to or from any of the Leased Real Property resulting from any action or inaction of any Seller Party or, to the Principal Shareholders' knowledge, any third party; (e) to the Principal Shareholders' knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on, or under any of the Leased Real Property, including treatment or storage tanks, sumps, or water, gas, or oil wells; and (f) the Company's uses and activities at and on the Leased Real Property and all other properties used by Seller in the conduct of the Business have at all times complied with all applicable Environmental Laws. "Environmental Laws" means all Laws and related regulations concerning public health and safety, occupational safety and health hazards, pollution, or protection of the environment, including: all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation. In each case, as the foregoing Laws have been or may be amended or supplemented and any analogous federal, state, provincial, or local Law promulgated pursuant thereto and such other Laws (domestic or foreign) relating to or addressing similar subject matter of any of the foregoing or amendments to the foregoing. "Hazardous Materials" means all hazardous substances, as that term is defined under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic, or a pollutant or contaminant under or pursuant to any Environmental Law, including petroleum and derivatives thereof, asbestos and asbestos-containing materials, PCBs, urea formaldehyde, pesticides, herbicides, and fertilizers natural gas liquids, lead and lead-based paints and materials, flammable, explosive, or radioactive materials, microbial matter, biological toxins, mycotoxins, mold or mold spores, radon, and any other agriculture chemicals. "Release" means any spilling, leaking, emitting, discharging, depositing, placing, escaping, leaching, dumping, or other releasing into the environment, or as otherwise specified in the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

3.17 Accounts Receivable. All accounts receivable of the Company that are reflected on the Most Recent Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Company has no reason to believe that the Accounts Receivable as of the Closing Date will not be collectible, subject to the reserve provided therefor in the Financial Statements, which in each case are reasonable and calculated consistent with past practice, without resort to litigation or extraordinary collection activity consistent with past practices. There is no contest, claim, or right of setoff, other than returns in the ordinary course of business, under any Customer Contract, with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.17 contains a complete and accurate list of all Accounts Receivable as of the date of the Most Recent Balance Sheet, which list sets forth the aging of such Accounts Receivable. Schedule 3.17 (a) identifies those receivables which have been outstanding for more than 180 days. The Accounts Receivable shall not be deemed to include the Related Party Accounts and the representations and warranties set forth in this Section 3.17 shall not apply thereto.

3.18 Banks, Officers and Powers of Attorney. Schedule 3.18 lists: (a) all banks (with account numbers) in which Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; (b) the names of all incumbent directors and officers of the Company; and (c) the names of all persons holding powers of attorney from the Company and a summary statement of the terms thereof.

3.19 Certain Business Relationships With  Affiliates.  Except  as  disclosed  in Schedule 3.19, no Seller nor any Affiliate of the Company or any Seller: (a) owns any property or right, tangible or intangible, which is used in the Business, (b) has any claim or cause of action against the Company, (c) owes any money to or is owed money by the Company other than as may be reflected on the Most Recent Balance Sheet or for expenses required to be reimbursed in the ordinary course of business, (d) has or has had any ownership, leasehold or other interest, whether direct or indirect, in any customer of the Business, (e) is or has been employed in any sales or management position, whether directly or indirectly, by any customer of the Business, (f) is or has been able to control or authorize the purchase or procurement of any product or services by any customer from the Business, or (g) has been party to any transaction with the Company during the past two (2) years or is party to any contract or agreement with the Company. For the purposes of this Agreement, "Affiliate" shall mean (A) in the case of an individual, (i) the individual's spouse or descendent (by blood or adoption) of such individual, (ii) the parents and siblings of the individual, (iii) any trust or family partnership whose beneficiaries shall be such individual and/or such individual's spouse and/or any person related by blood or adoption to such individual or such individual's spouse and (iv) the estate of such individual, (B) in the case of an entity, a director or officer of such entity or another entity or a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the entity, through the possession, directly or indirectly, of the power to direct the management and policies whether through ownership of voting securities, by contract or otherwise, or directly or indirectly owns ten percent (10%) or more of any class of the stock, membership interests or other ownership interests of such entity, or (C) GAP Partners or any entity controlled by GAP Partners, including Precision Partners, LLC, a Georgia limited liability company doing business as Stampsource.

3.20 Questionable Payments. Neither the Company, nor any of its directors, officers, agents, employees or other person or entity associated with or acting on behalf of the Company, directly or indirectly, has: (i) used any of the Company's funds for unlawful contributions, gifts, entertainment or other unlawful payments or expenses relating to political activity, (ii) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from Company funds, (iii) established or maintained any unlawful or unrecorded fund of Company monies or other assets, (iv) made any false or fictitious entries on the books of account of the Company or (v) made or received any bribe, payoff, or other influence payment.

3.21 Tax Matters.

(a) The Company has timely filed or caused to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes (the "Tax Returns") that are required to be filed by, or with respect to, the Company on or prior to the Closing Date. The Returns have accurately reflected and will accurately reflect in all respects all liability for Taxes of the Company for the periods covered thereby. The Company has paid all Taxes on or before the date on which such Taxes were due (whether or not shown on any such Tax Returns) and has adequately accrued or reserved for on the Most Recent Balance Sheet all Taxes which are not yet due and payable.

(b) All Taxes which the Company is (or was) required by law to withhold or collect have been duly withheld or collected, and have been or will be timely paid over to the proper authorities to the extent due and payable and has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including the maintenance of required records with respect thereto.

(c) The Company is not liable for any amounts in respect of Taxes imposed on or with respect to any other person or entity, whether by law or by contract.

(d) No United States federal, state or local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are currently pending or threatened in writing with regard to any income Tax or any other material Tax of, or any income Tax Return or other material Tax Return filed by or on behalf of, the Company. There is no claim against the Company for any Tax, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Tax Return or Tax with respect to the Company.

(e) There are no outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company.

(f) No closing agreements, private letter rulings or technical advice memoranda or similar agreements or rulings with respect to Taxes have been entered into or issued by any taxing authority with respect to the Company.

(g) No power of attorney has been granted by or with respect to the Company with regard to any material matters relating to Taxes.

(h) No taxing authority has asserted that the Company should be filing Tax Returns in any jurisdiction where the Company has not been filing Tax Returns.

(i) The Company has not participated in any (i) "tax shelter" within the meaning of Section 6111 of the Code (as in effect prior to the enactment of Public Law 108-357) (or any comparable laws of jurisdictions other than the United States) or (ii) "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4 (as in effect at the relevant time) (or any comparable laws of jurisdictions other than the United States).

(j) No tax is or will be required to be withheld under Section 1445 of the Code as a result of the acquisition of the Company Shares by the Buyer pursuant to this Agreement.

(k) The Company has no Tax liability pursuant to Section 965 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of electing to pay its net Tax liability in annual installments pursuant to Section 965(h) of the Code

(l) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulation Section 1.1502-13, or 1.1502-19; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid income received or accrued on or prior to the Closing Date; or (vii) method of accounting that defers the recognition of income to any period ending after the Closing Date, or modification or forgiveness of any Indebtedness made on or prior to the Closing Date.

(m) The Company has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by contract (including any Tax Sharing Agreement) or otherwise. The Company has not been included in any "consolidated", "unitary", "combined" or similar" Tax Return provided for under the United States or any non-

U.S. jurisdiction or any state.

(n) The Company has not distributed stock of another person or entity, or had its stock distributed by another person or entity in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(o) The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or, non-U.S. tax law).

For the purposes of this Agreement, the terms below shall have the following meanings,

"Pre-Closing Period" means any taxable period ending on or before the Closing Date.

"Pre-Closing  Taxes"  means,  without  duplication,  (a)  any  and  all  Taxes  of or imposed on the Company for any and all Pre-Closing Periods, (b) any and all Taxes of or imposed on the Company for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 6.1(d) hereof), (c) any and all Taxes of an "affiliated group" (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable Law) of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), (d) any and all Taxes of or imposed on the Company as a result of transferee, successor or similar liability (including bulk transfer or similar laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date, (e) any and all Transfer Taxes required to be paid by the Sellers pursuant to Section 6.1(e) hereof, and (f) any and all amounts required to be paid by the Company pursuant to any Tax Sharing Agreement that the Company was a party on the Closing Date.

"Straddle Period" means any taxable period beginning on or before and ending after the Closing Date.

"Tax" or "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, membership interest, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of contractual obligations to indemnify any person or other entity.

"Tax Sharing Agreement" means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

3.22 Investment in Buyer and Parent Special Stock.

(a) Each Seller is an "accredited investor" within the meaning of the United States Securities Act of 1933, as amended, (the "Act") and Rule 501(a) of Regulation D thereunder.

(b) Each Seller understands that the shares of Buyer Stock (or any security issuable in exchange therefor) he, she, or it will receive as part of the Consideration are "restricted securities" within the meaning of Rule 144 under the Act and are being acquired in a transaction not involving a public offering and that such securities may not be resold within the United States without registration under the Act and registration or qualification under applicable state securities laws, except pursuant to an exemption from such registration. Each Seller understands that he, she or it may not be able to resell Buyer Stock (or any security issuable in exchange therefor) except in accordance with limited exemptions available under applicable Canadian (federal and provincial) securities laws and/or the Act, the United States Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder and the applicable state securities ("blue sky") laws of the United States (the "U.S. Securities Laws") and exchange regulations, and that the Sellers are solely responsible for (and the Buyer Parties are in no way responsible for) any Seller's compliance with applicable resale restrictions. Each Seller acknowledges that no representation has been made by the Buyer Parties respecting the applicable hold periods imposed by Canadian securities laws and/or U.S. Securities Laws and exchange regulations or other resale restrictions applicable to Buyer Stock (or any security issuable in exchange therefor) which restrict the ability of the Sellers to resell such securities, and the Sellers will comply with all applicable Canadian securities laws and U.S. Securities Laws and exchange regulations concerning the purchase, holding and resale of Buyer Stock (or any security issuable in exchange therefor) and will not resell any such securities except in accordance with the provisions of applicable Canadian securities laws and U.S. Securities Laws;

(c) Each Seller agrees that if he or she decides to offer, sell or otherwise transfer Buyer Stock (or any security issuable in exchange therefor), he or she will not offer, sell or otherwise transfer any of such Securities, directly or indirectly, unless:

(i) the transfer is to the Buyer and/or Parent, as applicable;

(ii) the transfer is outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the Act and in compliance with applicable Canadian and local laws and regulations of the jurisdiction(s) in which such sale is made and exchange regulations, as applicable;

(iii) in accordance with Rule 144 of the Act, if available, and in compliance with applicable state and Canadian securities laws and exchange regulations; or

(iv) the transfer is made in a transaction that does not require registration under the Act or any applicable state and Canadian securities laws, and the Seller has prior to such transfer furnished to the Buyer and/or Parent an opinion of counsel of recognized standing or other evidence of exemption, in either case reasonably satisfactory to the Buyer and/or the Parent, as applicable.

(d) Each Seller understands and acknowledges that the certificates representing the Buyer Stock (or any security issuable in exchange therefor) being issued hereunder, and each certificate issued in transfer thereof, will bear, as of the Closing Date, legends substantially in the following form and with the necessary information inserted:

With respect to the Buyer and Parent Special Stock:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATIONS UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT AND IS AVAILABLE FOR RESALE OF THE SECURITIES, OR (D) IN COMPLIANCE WITH ANY OTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, INCLUDING RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND, IN EACH CASE, IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS. THE HOLDER FURTHER UNDERSTANDS AND AGREES THAT IN THE EVENT OF A TRANSFER PURSUANT TO THE FOREGOING CLAUSE (B) OR (D), THE ISSUER WILL REQUIRE A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. THE TRANSFER IS ALSO RESTRICTED PURSUANT TO AN AGREEMENT BETWEEN THE HOLDER AND THE ISSUER AND MAY BE SUBJECT TO FORFEITURE.

With respect to the Parent Special Stock:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE <insert date that is four (4) months and one (1) day after the date of issuance>. THE TRANSFER IS ALSO RESTRICTED PURSUANT TO AN AGREEMENT BETWEEN THE HOLDER AND THE ISSUER.

provided, that if the Buyer Stock (or any security issuable in exchange therefor) is being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S promulgated under the Act ("Regulation S") at a time when the Parent is a "foreign issuer", as defined in Rule 902(e) of Regulation S at the time of sale, the legend set forth above may be removed by providing an executed declaration to the registrar and transfer agent of the Parent and to the Parent, in substantially the form set forth as Schedule 3.22(d) hereto (or in such other form as the Parent may prescribe from time to time) and, if requested by the Parent or the registrar and transfer agent, an opinion of counsel of recognized standing in form and substance satisfactory to the Parent and the registrar and transfer agent to the effect that such sale is being made in compliance with Rule 904 of Regulation S; and provided further, that if any of the Buyer Stock is being sold pursuant to Rule 144 under the Act and in compliance with any applicable state securities laws, the legend may be removed by delivery to the Parent's registrar and transfer agent of an opinion satisfactory to the Parent and its registrar and transfer agent to the effect that the legend is no longer required under applicable requirements of the Act or applicable state and Canadian securities laws. Each Seller acknowledges that no market exists for the Parent Special Stock, and Parent does not intend to list the Parent Stock on any exchange.

(e) Each Seller acknowledges that he, she or it is able to protect his, her or its own interests, can bear the economic risk of an investment in Buyer Stock (or any security issuable in exchange therefor) and has such knowledge and experience in financial or business matters that such Seller is capable of evaluating the merits and risks of the investment in Buyer Stock.

(f) Each Seller consents to the Buyer and/or Parent making a notation on its records or giving instructions to any registrar and transfer agent for Buyer Stock (or any security issuable in exchange therefor) in order to implement the restrictions on transfer set forth and described herein.

(g) Each Seller understands and acknowledges that if Parent is ever deemed to be, or to have at any time previously been, an issuer with: (i) no or nominal operations and (ii) no or nominal assets other than cash and cash equivalents, Rule 144 under the Act may be unavailable for resales of Buyer Stock, and that the Buyer and/or Parent are not obligated to take, and has no present intention of the taking, any action to make Rule 144 available for resales of Buyer Stock.

(h) Each Seller understands and acknowledges that Parent (i) is not obligated to remain a "foreign issuer" (as defined in Rule 902(e) of Regulation S under the Act); (ii) may not, at the time the Buyer Stock (or any security issuable in exchange therefor) is resold by any Seller or at any other time, be a foreign issuer, and (iii) may engage in one or more transactions that could cause the Parent not to be a foreign issuer. If the Parent is not a foreign issuer at the time of any transfer of the Buyer Stock (or any security issuable in exchange therefor) pursuant to Rule 904 of Regulation S under the Act, the certificates representing such Buyer Stock may continue to bear the legends referred to above.

(i) This Agreement is made with the Sellers in reliance upon representations to the Buyer Parties under this Section 3.22, which by each Seller's execution of this Agreement or Joinder, as applicable, he, she or it hereby confirms, that Buyer Stock to be received by such Seller will be acquired for investment for his, her or its own account, not as a nominee or agent. Each Seller has conducted his or her own due diligence in making a decision with respect to Buyer Stock, has been furnished all materials relating to Buyer, Parent and Buyer Stock (or any security issuable in exchange therefor) which he, she or it has requested and has been afforded the opportunity to request any additional information necessary to evaluate an investment in Buyer Stock (or any security issuable in exchange therefor). In making a decision with respect to Buyer Stock, no Seller has relied upon any representations and warranties or other information (whether written or oral) from the Buyer Parties, or any of their respective principals or any other person or entity acting as an agent for the Buyer Parties and has relied solely on publicly available information regarding the Buyer, Parent, and Buyer Stock (or any security issuable in exchange therefor), and his or her own knowledge of the Buyer and Parent and the industries in which they operate.

3.23 FDA and Healthcare Regulatory Compliance.

(a) The Company and its employees and agents hold all approvals, clearances, permits, licenses, variances, registrations, exemptions, Orders, consents, certifications, authorizations and approvals from the U.S. Food and Drug Administration (the "FDA") and any other Governmental Entity that is concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, supply or distribution of any of the products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company (the "Company Products") (any such Governmental Entity, a "Company Regulatory Agency") necessary for the lawful operating of the businesses of the Company as currently conducted (the "Company Regulatory Permits"), including, but not limited to, all authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"), and the regulations of the FDA promulgated thereunder as well as the Public Health Service Act of 1944, as amended ("PHSA"). All such Company Regulatory Permits are valid, and in full force and effect. Since December 31, 2013, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Regulatory Permit. The Company is in compliance in all material respects with the requirements associated with all Company Regulatory Permits. No event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Regulatory Permit.

(b) None of the Company nor any director, officer, employee, agent or representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or a similar policy enforced by any other Company Regulatory Agency. None of the Company nor any director, officer, employee, agent or representative thereof, has engaged in any activity that would result in a material violation under applicable U.S. federal or state criminal or civil health care Laws (including without limitation the Healthcare Laws). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or threatened against the Company or any Seller that relates to an alleged violation of any Health Care Law. None of the Company nor any director, officer, employee, agent or representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no orders or similar actions to which the Company or any director, officer, employee, agent or representative thereof, are bound or which relate to Company Products, or alleged violation of any Healthcare Law. The Company is currently not, nor has ever been, a party or subject to the terms of a corporate integrity agreement required by the Office of Inspector General of the United States Department of Health and Human Services or similar agreement or consent order of any other Governmental Entity.

(c) None of the Company nor any director, officer, employee, agent or representative thereof, has been investigated for, charged with or convicted of a Medicare, Medicaid or federal or state health program related offense, or convicted of, charged with or, to the knowledge of the Company, investigated for a violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation of controlled substances, or has been debarred, excluded or suspended from participation in Medicare, Medicaid or any Federal Health Care Program (nor is any such debarment, exclusion or suspension pending), or been subject to any Order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity. The Company has not arranged or contracted with (by employment or otherwise) any individual or entity that the Company knows or should know has been convicted of or pled guilty or nolo contendere to any federal or state health care-related criminal offense or is excluded from participation in a Federal Health Care Program for the provision of items or services for which payment may be made under such Federal Health Care Program. No exclusion, suspension, or debarment claims, actions, proceedings or investigations relating to the Company is pending or, to the knowledge of the Company, is threatened against neither the Company, nor any of the Company's respective officers, directors, equity holders, employees or agents acting on its behalf or for its benefit.

(d) The Company is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Company Regulatory Agency with respect to the labeling, storing, testing, developing, manufacturing, packaging, distributing, marketing, advertising, promoting, and selling of the Company Products. All required pre-clinical toxicology studies conducted by or on behalf of the Company and Company-sponsored clinical trials (or clinical trials sponsored by the Company or any other Subsidiary) conducted or being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDCA, ISO 9001:2008 (Quality Management Systems) and ISO 13485:2003 (Medical Devices Quality Management), FDA's current Good Manufacturing Practice, Good Laboratory Practice and Good Clinical Practice.

(e) The Company has not conducted any clinincal trials.

(f) All applications, submissions, information and data utilized by the Company as the basis for, or submitted by or on behalf of the Company in connection with any and all requests for a Company Regulatory Permit relating to the Company, when submitted to the FDA or any other Company Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or any other Company Regulatory Agency.

(g) None of the Company or any of the representatives, licensors, licensees, assignors or assignees thereof has received any notice that the FDA or any other Company Regulatory Agency has initiated, or threatened to initiate, any action to suspend or place restrictions on any clinical trial, suspend or terminate any Investigational Device Exemption ("IDE") or comparable clinical trial application sponsored by the Company or otherwise restrict the pre-clinical research related to or clinical study of any Company Product or any medical device or component being developed by any licensee or assignee of the Company's intellectual property based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Company Product. The Company is not in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, 483 observation, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, penalty, untitled letter, warning letter, seizure, injunction, prosecution, or other compliance or enforcement action relating to any Company Products or to the business of the Company, and there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action. All deficiencies and non-conformities discovered during internal audits and inspections have been corrected and resolved.

(h) The Company has made available to Buyer true, correct and complete copies of any and all material applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or any other Company Regulatory Agency, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or any other Company Regulatory Agency. The Company has made available to Buyer for review all material correspondence to or from the FDA or any other Company Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or any other Company Regulatory Agency, and all other documents concerning communications to or from the FDA or any other Company Regulatory Agency, or prepared by the FDA or any other Company Regulatory Agency or which bear in any way on the Company's compliance with regulatory requirements of the FDA or any other Company Regulatory Agency, or on the likelihood or timing of approval of any Company Products.

3.24 Tax Advisors. Each Seller has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, each Seller is relying solely on such advisors and not on any statements or representations of the Buyer Parties or any of their respective principals, agents, written or oral. Each Seller understands and acknowledges that he, she or it (and not the any of the Buyer Parties) shall be responsible for his, her or its own tax liability that may arise as a result of an investment in Buyer Stock or the exchange of Buyer Stock for Parent Special Stock pursuant to the terms of the Contribution and Exchange Agreement, or any of the transactions contemplated hereby or thereby.

3.25 Disclosure. No representation or warranty by Sellers in this Agreement or any Schedule or Exhibit, or any statement, document, list or certificate furnished or to be furnished by the Company or any Seller pursuant to this Agreement, or in connection with the Transaction, contains any untrue statement of a material fact, or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not materially misleading.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

As an inducement to the Seller Parties to enter into this Agreement and/or agree to be bound by it, and to consummate the transactions contemplated by this Agreement, the Buyer Parties represent, warrant and covenant to the Sellers as hereafter set forth in this Article 4, and acknowledge that the Sellers are relying upon such representations, warranties and covenants contained in this Article 4 as being true and correct:

4.1 Authority. Parent is a company duly incorporated and organized, validly existing and in good standing under the laws of the Province of Alberta. The Buyer is a corporation duly incorporated and organized, validly existing and in good standing under the laws of British Columbia. Each of the Parent and the Buyer has full corporate power and authority to enter into this Agreement and the Related Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, and the board of directors of each Buyer Party has determined it to be in the best interest of the respective corporations to consummate the Transaction. The execution, delivery and performance by each of the Buyer Parties of this Agreement and the Related Documents have been duly and validly approved by all necessary corporate action. This Agreement and each Related Document to which either or both of the Buyer Parties is a party, upon its execution and delivery, constitutes the legal, valid and binding obligation of such Party. Neither the execution and delivery of this Agreement and the Related Documents nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in any violation of or constitute a default under any term of the Articles of Incorporation or equivalent charter document or Bylaws of any Buyer Party or any agreement, mortgage, debt instrument, indenture or other instrument, judgment, decree, order, award, law or regulation by which any Buyer Party.

4.2 Status of Buyer Stock. Upon receipt of consideration pursuant to this Agreement, all Buyer Stock issued to the Sellers at the time of issuance will be validly issued, fully paid and non-assessable, free of all claims and liens imposed or created by the Buyer or Parent, and shall be reflected in the stock records of Buyer so as to show the Sellers or their respective nominees as the record holder of all such shares.

4.3 Capitalization. Upon the issuance of the Buyer Stock, 100,000,000 shares of common stock of the Buyer will be outstanding.

5. COVENANTS

5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, the Seller Parties will, and will cause their representatives to (i) afford Buyer and its agents and representatives (collectively, "Buyer's Advisors") access to the Company's personnel, properties, contracts, books and records, and other documents and data, (ii) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (iii) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request, provided access does not such violate HIPAA or any other state or federal confidentiality Law. The Company and Buyer shall arrange Buyer's access and inspections in such a manner and at such times that do not adversely impact the operation of the Company's business.

5.2 Operation of the Business. Between the date of this Agreement and the Closing Date, the Seller Parties will conduct the Business only in the ordinary course, consistent with past practice, and confer with the Buyer Parties concerning operational matters of a material nature and the Seller Parties will not take any action, or omit to take any action which would cause the representations and warranties in Section 3.9 to be untrue or inaccurate as if made as of the Closing Date. The Company shall have, as of the Closing Date, current assets in excess of current liabilities, calculated in accordance with generally accepted accounting principles.

5.3 Required Approvals.

(a) As promptly as practicable after the date of this Agreement, the Company will make all required filings required to be made by it in order for it to consummate the Transaction. Between the date of this Agreement and the Closing Date, the Seller Parties will (i) cooperate with Buyer Parties with respect to all filings that any Buyer Party elects to make or is required to make in connection with the Transaction and (ii) cooperate with the Buyer Parties in obtaining all consents identified by any Buyer Party.

(b) As promptly as practicable after the date of this Agreement, each Seller will execute any consent of the Sellers necessary under applicable law and the Company's charter or bylaws or other organizational documents to approve the Transaction and the performance of this Agreement and the Related Documents.

5.4 Notification. Between the date of this Agreement and the Closing Date, the Company and Sellers will promptly notify the Buyer Parties in writing if the Company or any Seller becomes aware of any fact or condition that causes or constitutes a breach of any of their representations and warranties as of the date of this Agreement, or if they become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

5.5 Public Announcements. Prior to the Closing, the Parties agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Transaction.

5.6 Exclusivity. The Seller Parties agree that for the period beginning the on the date hereof, and ending on the earlier to occur of (i) the Closing Date, and (ii) the termination of this Agreement in accordance with Article 10 (the "Exclusivity Period"), they will not, and will cause their respective Affiliates, officers, directors, employees, representatives, agents, and equityholders not to solicit, pursue, discuss, negotiate, provide documentation or information or enter into any agreements or arrangements with respect to a possible (a) reorganization, dissolution, liquidation, or recapitalization of the Company or involving the Company, (b) merger, consolidation, share exchange or acquisition involving the Company, (c) sale of any material amount of Assets (other than in the ordinary course of business for fair value and consistent with past practice), (d) direct or indirect acquisition or purchase of any Company Shares or other equity interest or debt securities of the Company, (e) any transaction similar to the foregoing or business combination involving the Company or the Business or the Company Shares or other securities issued by the Company, or (g) any other transaction, the consummation of which would prevent, impede, or delay the consummation of the Transaction (each of the above, an "Alternative Transaction"). The Principal Shareholders shall notify the Buyer in writing in the event any Seller Party receives any request for information or proposals relating to a possible Alternative Transaction or any interest therein during the Exclusivity Period. In connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement, one or more of the Seller Parties have been or will be given information with respect to or introduced to investment bankers, investors and market participants who conduct business or make investments in Canada or Canadian securities markets ("Canadian Market Participants"). In the event the Closing does not occur, none of the Seller Parties will undertake or be involved with a securities offering in Canada or on a Canadian exchange or undertake any transaction or discussions or negotiations with any Canadian Market Participants for two (2) years from the date of this Agreement without first obtaining the written consent of Parent.

5.7 Audit. Upon request by the Buyer, at Buyer's expense, the Company shall cause such financial statements as requested by Buyer to be audited as soon as reasonably practicable by an accounting firm selected by the Buyer.

5.8 Delivery of Certain Items. Upon request by the Buyer, and in any event prior to the date that is three (3) business days from the Closing Date, the Sellers shall deliver a schedule, certified by the Principal Shareholders, setting forth the ownership percentages of each Seller in the Company as of the Closing Date (with respect to any Seller, such Seller's "Pro Rata Percentage") together with an agreement among each Seller that the Consideration will be allocated in accordance therewith. The Company shall cause each Additional Shareholder to execute and deliver to the Company a joinder in the form attached hereto as Exhibit A (each a "Joinder" and, collectively, the "Joinders") prior to the Closing.

5.9 Adjusted Net Asset Reporting. The Company shall deliver to Buyer and Parent a calculation of Adjusted Net Assets as of the end of each calendar quarter during the Measurement Period within thirty (30) days from the end of such calendar quarter.

5.10 Stock Power. In order to facilitate the Consideration Adjustment, at the Closing, each Seller shall deliver to Buyer a stock power, executed in blank, in form and substance satisfactory to Buyer, (the "Stock Power"). Each Seller hereby authorizes the Buyer or its representative to complete the Stock Power by filling in the number of Forfeited Shares applicable to such Seller following the finalization of any Consideration Adjustment.

5.11 Cooperation Regarding Certain Guaranties. Buyer shall cooperate with the Seller Parties and use commercially reasonable efforts to cause the release of any guarantee made by any Principal Shareholder in connection with the items of the Company's Indebtedness set forth on Schedule 3.8 and identified as "Specified Guaranteed Indebtedness" (the "Guaranties"); provided that (i) such cooperation will not require Parent or any of its affiliates to guarantee any Indebtedness or pledge any of its or its affiliates' assets (other than assets of the Company or Buyer), and (ii) the Buyer will vote to elect the Principal Shareholders as the only directors of the Company until the earliest to occur of (A) the termination of the Guaranties, (B) the acceptance by the Company of financial assistance from Parent or any of its affiliates (including but not limited to an equity or debt investment, or assistance in the payment of payables or other liabilities, or providing credit support or guaranties (which financial assistance, in each case, shall be at the sole discretion of the Parent or such affiliate), and (C) the termination of Luke's employment as the Chief Executive Officer of the Company by the Company with "Cause" (as defined below), or by reason of Luke's death, disability or incapacity, in which case the Buyer shall vote to elect Steve as the sole director of the Company until such time as Steve's resignation, death, disability or incapacity; provided that Steve's directorship in such instance shall remain subject to clauses (ii)(A) and (ii)(B) of this Section 5.11.

5.12 Employment Terms.

(a) For so long as the Principal Shareholders control a majority of Board of Directors of the Company, the Company shall not, without the prior written consent of a majority of the disinterested members of the board of directors of the Parent, change the terms of any employment arrangement with any Principal Shareholder, including an increase in compensation or the payment of any bonuses beyond the level which was in effect as of March 31, 2020 with respect to such Principal Shareholder. Notwithstanding the foregoing, Luke's salary may be increased by an annual rate not to exceed $100,000 USD per anum during the twelve month period immediately following the Closing. After such twelve month period, Luke's salary and benefits will be determined by the board of directors of the Parent.

(b) In the event that Luke's employment with the Company is terminated without Cause (as defined below), Luke shall be entitled to a severance payment of $75,000 in the aggregate, payable in one lump sum, subject to applicable withholdings, within sixty (60) days after Luke's termination date (the "Severance Payment"), which shall be subject to customary terms including without limitation the delivery by Luke of a general release of the Company and all of its Afiliates. "Cause" means: (i) Luke's commission of or indictment for a felony or a fraud, or other act involving dishonesty or disloyalty to the Company or any of its Affliates, (ii) conduct by Luke that brings or could reasonably be expected to bring the Company or any of its Affiliates into substantial public disgrace or disrepute or otherwise injures the integrity, character or reputation of the Company or any of its Affiliates, (iii) gross negligence or gross misconduct by Luke with respect to the Company or any of its Affiliates, (iv) Luke's material non-performance of the duties reasonably assigned to him, (v) Luke's insubordination or failure to follow the directions of the board of directors, (vi) Luke's breach of the provisions of Noncompetition Agreement or any other applicable restrictive covenants with the Company or its affiliates, (vii) Luke's breach of a material employment policy of the Company, which is not cured, if curable, within thirty (30) days after written notice thereof to Luke or (viii) any other material breach by Luke of any other agreement with the Company or any affiliate.

5.13 Limitation on Affiliate Transactions. For so long as the Principal Shareholders control a majority of Board of Directors of the Company, the Company shall not, without the prior written consent of a majority of the disinterested members of the board of directors of the Parent, enter into any transaction with any Affiliate of any Seller, except for purchases of material from [Stampsource] to the extent that such purchases are (a) on arm's length terms, and (b) do not exceed the prices paid by the Company for substantially similar materials prior to the Closing.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of the Buyer Parties to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer Parties in whole or in part):

6.1 Accuracy of Representations and Warranties. Each of the representations and warranties of the Seller Parties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date. The Buyer Parties must have completed all due diligence, the results of which are satisfactory to the Buyer Parties in their sole and absolute discretion.

6.2 Seller Parties' Performance. All of the covenants and obligations that the Seller Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

6.3 Documents, Certificates and Other Items. The Seller Parties will have delivered or caused to be delivered to the Buyer Parties:

(a) an assignment from the Sellers of the Company Shares in form satisfactory to the Buyer together with the original stock certificates evidencing the Company Shares;

(b) a current certificate of good standing issued by the state in which the Company was formed, such certificate dated not more than 15 days prior to the Closing Date;

(c) a certificate of the secretary of the Company and the Principal Shareholders certifying (i) a true and complete copy of the Company's articles of incorporation or charter, (ii) a true and complete copy of the Company's bylaws, and (iii) resolutions of the directors of the Company approving and authorizing the Company's execution this Agreement and the Related Documents and the Company's performance of its obligations under this Agreement and the Related Documents, and (ii) true and complete copies of the minutes of any meeting of the shareholders of Company or of any actions taken by the shareholders of the Company without a meeting;

(d) a certificate signed by the Sellers, individually and as the officers of the Company (as applicable), stating that the conditions specified in Sections 6.1 and 6.2 have been satisfied;

(e) a Non-Competition Agreement executed by each of the Principal Shareholders and Les Cross;

(f) a Contribution and Exchange Agreement executed by each Seller;

(g) a Stock Power executed in blank by each Seller;

(h) a certificate executed by each Seller, satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2), stating that such Seller is not a "foreign person";

(i) evidence in form and substance satisfactory to the Buyer that the Seller Parties have obtained (or caused be obtained) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, set forth on Schedule 3.4;

(j) properly executed Joinders from each of the Additional Shareholders; and

(k) all other documents and instruments required under this Agreement or reasonably requested by the Buyer Parties in connection with the consummation of the transactions contemplated by this Agreement.

6.4 Adverse Change. Since the date of the Most Recent Balance Sheet, there has been no material adverse change in the Assets, Business, operations, prospects, or condition (financial or otherwise) of the Company, or in the financial or business condition of the Company, in the reasonable opinion of the Buyer Parties.

6.5 TSX Venture Exchange Approval. The TSX Venture Exchange shall have approved this Agreement and the Transaction and agreed to list the shares of stock issued in connection with the Stock Offering (as defined below).

6.6 Stock Offering. The Parent, directly or indirectly through one or more of its subsidiaries (such entity, the "Issuer"), shall have closed an offering of shares of stock with aggregate gross proceeds equal to or in excess of CAD 8,500,000 at an offering price of no less than CAD 0.55 per share on an as converted to Parent Common Stock basis (such offering, the "Stock Offering"). The Seller Parties acknowledge that the Stock Offering may be effected through a subsidiary of Parent followed by an amalgamation with Parent.

6.7 Indebtedness. On the Closing Date, the Company will have no outstanding liabilities for any Indebtedness or other liability (including capital leases), except for those liabilities and items of Indebtedness disclosed on the Financial Statements and on Schedule 3.8; provided that as of the Closing Date, no item of Indebtedness exceeds the applicable Debt Limit. All Assets of the Company will be free and clear of liens, security interests, claims, mortgages or other encumbrances of any kind except as disclosed in the Financial Statements. Notwithstanding the foregoing, the Company shall have obtained the written consent, in form and substance satisfactory to the Buyer, of each of the Company's lenders. Subject to Section 5.11, each Principal Shareholder further agrees to remain a guarantor of such Indebtedness following the Closing.

6.8 Delivery and Approval of Certain Contracts. The Company shall have delivered true and correct copies of each contract to which it or any of its Subsidiaries is party that contains any non-competition, non-solicitation, or other similar provision, and Buyer shall have approved, in its sole discretion, the terms of any such contract.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Principal Shareholders, in whole or in part):

7.1 Accuracy of Representations and Warranties. Each of the representations and warranties of the Buyer Parties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate as of the Closing Date as if made on the Closing Date.

7.2 Seller Parties' Performance. Each of the covenants and obligations that Buyer Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

7.3 Documents, Certificates and Other Items. The Buyer Parties will have delivered the following to the Seller Rep:

(a) all of the documents or instruments required to be delivered by the Buyer Parties under this Agreement including evidence of the issuance of the Parent Shares;

(b) all other documents and instruments reasonably required by the Principal Shareholders in connection with the consummation of the transactions contemplated by this Agreement;

(c) a certificate signed by an officer of the Parent stating that the conditions specified in Sections 7.1 and 7.2 have been satisfied; and

(d) all other documents and instruments required under this Agreement or reasonably requested by the Principal Shareholders in connection with the consummation of the transactions contemplated by this Agreement.

7.4 TSX Venture Exchange Approval. The TSX Venture Exchange shall have approved this Agreement and the Transaction and agreed to list the shares of stock issued in connection with the Stock Offering.

7.5 Stock Offering. The Issuer shall have closed the Stock Offering, which the Sellers desire so that Parent shall have additional capital to acquire additional business, which the Sellers believe could enhance the value of the Parent Common Stock.

8. INDEMNIFICATION

8.1 Indemnification by GAP Partners.

(a) GAP Partners agrees to indemnify, hold harmless, defend and bear all costs of defending the Buyer Parties and their respective past, present and future employees, directors, officers, stockholders, agents, affiliates, and attorneys, from, against and with respect to any and all damage, loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), action, suit, proceeding, demand, assessment or judgment to or against the Buyer Parties, together with their respective past, present and future employees, directors, officers, stockholders, agents, affiliates, attorneys, successors and assigns, (collectively, "Buyer Parties' Aggregate Net Loss") arising out of or in connection with:

(i) any breach or inaccuracy of any representation or warranty of any Seller Party contained in this Agreement (a "Seller Party Warranty Breach");

(ii) any claim by any person asserting any ownership interest in or rights to the Company Shares, the Business or to acquire any equity interest of the Company or its Subsidiaries;

(iii) fees and expenses of persons engaged by any Seller Party in connection with the execution of this Agreement or consummation of the transactions contemplated hereby;

(iv) business activities of the Company prior to the Closing Date including, but not limited to, those arising from any services or products provided by Company prior to the Closing Date;

(v) any claims by third parties made against the Company or its Subsidiaries, or any Buyer Party or any Affiliate of any Buyer Party after the Closing Date arising from or relating to any action, inaction, event, occurrence or circumstance on the part of any Seller Party occurring or existing prior to the Closing Date; and

(vi) any violation of, or nonperformance by, any Seller Party of any of their respective covenants or agreements contained in this Agreement or in any Related Document.

8.2 Indemnification by the Buyer Parties.

(a) The Buyer Parties jointly and severally agree to indemnify, hold harmless, defend and bear all costs of defending the Sellers, from, against and with respect to any and all damage, loss, deficiency, expense (including any reasonable attorney and accountant fees, legal costs or expenses), action, suit, proceeding, demand, assessment or judgment to or against the Sellers arising by virtue of his or her status as a shareholder of the Company or his or her sale of the Company Shares pursuant to this Agreement (collectively, the "Sellers' Aggregate Net Loss") arising out of or in connection with:

(i) all liabilities, damages or claims arising out of the business activities of the Company occurring on and after the Closing Date, other than those arising out of or in connection with any breach, violation, nonperformance or activities covered by Section 8.1(a);

(ii) any breach or inaccuracy of any representation or warranty of any Buyer Party contained in this Agreement or in any Related Document (a "Buyer Party Warranty Breach"); and

(iii) any violation of, or nonperformance by, the Buyer Parties of any of its covenants or agreements contained in this Agreement or in any Related Document.

8.3 Certain Limitations. The rights of any party seeking indemnification pursuant to this Article 8 are subject to the following limitations:

(a) With respect to any indemnification claims against GAP Partners for Seller Party Warranty Breaches pursuant to Section 8.1(a)(i) (other than Seller Party Warranty Breaches in respect of any Fundamental Representation (as defined below) or in the case of any fraud or intentional misrepresentation by or on behalf of any of the Seller Parties), subject to the further proviso below, (i) the Seller Parties shall not be liable for any Buyer Parties' Aggregate Net Loss in respect of any such Seller Party Warranty Breaches unless and until the aggregate amount of such Buyer Parties' Aggregate Net Loss exceeds $100,000 (the "Basket"), in which event GAP Partners shall be required to pay and be liable for the amount of all Buyer Parties' Aggregate Net Loss from the first dollar; and (ii) GAP Partners' maximum liability for all such Seller Party Warranty Breaches shall not, in the aggregate, exceed an amount equal to: (A) the aggregate number of shares of Buyer Stock issued to GAP Partners on the Closing Date, minus (B) the aggregate amount of Forfeited Shares (if any), multiplied by (C) the number ten (10), multiplied by (D) the price per share of stock issued in connection with the initial closing of the stock offering contemplated by Section 6.6 (determined on an as-converted to Parent Common Stock basis), multiplied by (E) the United States Dollar/Canadian Dollar exchange rate (expressed in United States Dollars) published in the Wall Street Journal on the date of the initial closing of the stock offering contemplated by Section 6.6 (such amount, the "Cap"). For the avoidance of doubt, the foregoing limitations on indemnification shall not apply with respect to any indemnification claims pursuant to Section 8.1(a)(ii), Section 8.1(a)(iii), Section 8.1(a)(iv), Section 8.1(a)(v), or Section 8.1(a)(vi).

(b) With respect to any indemnification claims against any Buyer Party for Buyer Party Warranty Breaches pursuant to Section 8.2(a)(ii) (other than Buyer Party Warranty Breaches in respect of any Fundamental Representation (as defined below) or in the case of any fraud or intentional misrepresentation by or on behalf of the Buyer), subject to the further proviso below, (i) the Buyer Parties shall not be liable for any Sellers' Aggregate Net Loss in respect of any such Buyer Warranty Breaches unless and until the aggregate amount of such Damages exceeds the Basket, in which event the Buyer Parties, jointly and severally, shall be required to pay and be liable for the amount of all such Sellers' Aggregate Net Loss from the first dollar; and (ii) the Buyer Parties' maximum liability for all such Buyer Warranty Breaches shall not, in the aggregate, exceed the Cap. For the avoidance of doubt, the foregoing limitations on indemnification shall not apply with respect to any indemnification claims pursuant to Section 8.2(b)(i) or Section 8.2(b)(iii).

(c) Survival

(i) The representations and warranties of the parties hereto contained in or made pursuant to this Agreement shall survive the Closing and continue in full force and effect until the eighteen (18)-month anniversary of the Closing Date; provided, however, that (i) the representations and warranties under Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5(a), Section 3.13, Section 3.22, Section 4.1, Section 4.2, and Section 4.3 (collectively, the "Fundamental Representations") shall survive the Closing and continue in full force and effect indefinitely or until the latest date permitted by applicable Law; and (ii) the representations and warranties under Section 3.10(b), Section 3.16, and Section 3.20, Section 3.21, and Section 3.23, (collectively, the "Regulatory Representations") shall survive the Closing and continue in full force and effect until the date that is sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any tolling, waiver, mitigation or extension thereof).

(ii) The covenants and agreements of the parties hereto contained in or made pursuant to this Agreement shall survive the Closing and continue in full force and effect indefinitely or for the shorter period of time explicitly specified therein, except that for such covenants and agreements that survive for a shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by applicable Law.

(iii) Notwithstanding Section 8.3(c)(i) and Section 8.3(c)(ii), (i) if written notice of a claim for indemnification shall have been given in accordance with this Agreement on or prior to the expiration of the applicable survival period specified in this Section 8.3(c), the representations, warranties, covenants and agreements that are the subject of such claim shall survive (with respect to such claim) until such time as such claim has been fully and finally resolved; and (ii) any claim for indemnification for fraud or intentional misrepresentation shall survive indefinitely or until the latest date permitted by applicable Law.

8.4 Damages Reflected on the Financial Statements. The Buyer Parties shall not be entitled to indemnification for any damages in respect of any liability or obligation accrued or reserved for, on the Financial Statements.

8.5 No Duplicate Recovery. In the event an indemnified party recovers damages in respect of an indemnification claim, no other indemnified party may recover the same damages in respect of a claim for indemnification under this Agreement.

8.6 Tax Treatment of Indemnity Payments. The Buyer and Seller Parties agree that any indemnification payments made pursuant to Article 8 of this Agreement shall be treated for all tax purposes as an adjustment to the purchase price unless otherwise required by Law.

8.7 Notice of Claims.

(a) If any claim is made by or against a party which, if sustained, would give rise to a liability of the other party under this Article 8, the party seeking indemnification (the "Claiming Party") will promptly cause a written notice of the claim to be delivered to the other party (the "Indemnifying Party"). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that the Indemnifying Party's ability to defend or resolve such claim is materially and adversely affected thereby.

(b) In the event that such a claim is made by a third party (a "Third Party Claim") an Indemnifying Party will have the right to defend the Claiming Party against the Third Party Claim with counsel of the Indemnifying Party's choice, reasonably satisfactory to the Claiming Party, so long as (i) the Indemnifying Party notifies the Claiming Party, within ten (10) business days after the Claiming Party has given notice of the Third Party Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response) that the Indemnifying Party is assuming the defense of such Third Party Claim; (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently in good faith and at its own cost and expense, and (iii) the Third Party Claim (A) does not involve injunctive, equitable, or other non-monetary relief against the Claiming Party, (B) is not one in which the Claiming Party reasonably determines, after consultation with its counsel, that use of the counsel selected by the Indemnifying Party to represent the Indemnified Party would be reasonably likely to present such counsel with a conflict of interest, (C) does not relate to or otherwise arise in connection with any criminal or regulatory action or any action in respect of Taxes or by any Governmental Entity, and (D) is not one in which an adverse judgment would, in the good faith judgment of the Claiming Party, likely be materially adverse to the Claiming Party's business.

9. OTHER COVENANTS AND AGREEMENTS

9.1 Tax Matters.

(a) Conduct of Business with respect to Taxes. During the period from the date hereof to the Closing Date:

(i) the Company shall not make, revoke or amend any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse of any accruals (except as required by a change in Law or generally accepted accounting principles); file any amended Tax Returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for the Company, the Buyer or its affiliates; and

(ii) the Company shall: (i) timely file all Tax Returns required to be filed by it and all such Tax Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable; and (iii) promptly notify the Buyer of any income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to the Company in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material Tax refund claims.

(b) Tax Returns.

(i) The Principal Shareholders shall, at the Company's cost and expense,

(A) prepare, or cause to be prepared all Pre-Closing Period Tax Returns required to be filed by or on behalf of the Company. All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable Law. The Principal Shareholders shall (A) deliver or cause to be delivered drafts of all such Pre- Closing Period Tax Returns to Buyer for its review at least thirty (30) days prior to the due date of any such Pre-Closing Period Tax Return; provided, however, that such drafts of any such Pre- Closing Period Tax Return shall be subject to the Buyer's review and approval, which shall not be unreasonably withheld, conditioned or delayed; and (B) pay all Pre-Closing Taxes due and payable in respect of all Pre-Closing Period Tax Returns of the Company; provided, however, that if (i) any Pre-Closing Period Tax Return is due after the Closing Date and is to be filed (or caused to be filed) by the Buyer, the Company shall pay (in immediately available funds) to the Buyer the amount of all Pre-Closing Taxes due and payable with respect of such Pre-Closing Period Tax Return (determined pursuant to this Section 9.1)) no later than three (3) business days prior to the earlier of the date such Pre-Closing Period Tax Return is filed or the due date of such Pre-Closing Period Tax Return.

(ii) Preparation and Filing of Straddle Period Tax Returns of the Company and its Subsidiaries. The Buyer shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by the Company. All Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company except as required by applicable Law. The Buyer shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to the Principal Shareholders for review at least thirty (30) days prior to the due date of any such Straddle Period Tax Return. The Buyer shall obtain the Principal Shareholders' approval of the Straddle Period Tax Returns, which approval shall not be unreasonably withheld, conditioned or delayed. The Buyer shall cause the Company to pay all Tax liability for such Straddlle Period.

(c) Cooperation on Tax Matters. Each of Buyer and the Sellers shall reasonably cooperate, and shall cause their respective affiliates, directors, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving any audit or other examination by any taxing authority or any litigation relating to liability for Taxes, including by providing to each other reasonable access to personnel, records or information that may be relevant in connection with the preparation and filing of such Tax Returns or the resolution of such audit, examination or litigation. The Sellers and Buyer shall retain all records relating to Taxes for as long as the statute of limitations with respect thereto shall remain open.

(d) Transfer Taxes. Buyer (on the one hand) and Sellers (on the other hand) shall each pay fifty percent (50%) of the amount of any documentary, stamp, stock transfer, real or personal property transfer or indirect transfer, or similar Tax (any such Tax, a "Transfer Tax") imposed on the Company as a result of the transactions contemplated by this Agreement. Buyer and Sellers shall properly file jointly on a timely basis all necessary Tax Returns, reports, forms and other documentation with respect to any such Transfer Taxes.

(e) Tax Sharing Agreements. All Tax Sharing Agreements and similar Contracts to which the Company is a party or otherwise with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder. Sellers and the Company shall take all actions necessary to terminate such Contracts.

9.2 Good Faith Cooperation. The Parties shall cooperate in good faith to achieve a Closing on or prior to November 22, 2020.

9.3 Contribution and Exchange. On or prior to the Closing Date, each Seller agrees to enter into a Contribution and Exchange Agreement.

10. TERMINATION

10.1 Termination. This Agreement may be terminated:

(a) by the Buyer Parties prior to Closing if (i) a material breach of any provision of this Agreement has been committed by any Seller and such breach has not been waived or cured within ten (10) days after receiving written notice of such breach by the non-breaching party, or

(ii) any of the conditions in Article 6 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer Parties to comply with their obligations under this Agreement), and Buyer Parties have not waived such condition on or before the Closing Date;

(b) by the Seller Rep prior to Closing if either (i) a material breach of any provision of this Agreement has been committed by the Buyer Parties and such breach has not been waived or cured within ten (10) days after receiving written notice of such breach by the non- breaching party, or (ii) any of the conditions in Article 7 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Principal Shareholders to comply with their obligations under this Agreement), and the Principal Shareholders have not waived such condition on or before the Closing Date;

(c) by either any Buyer Party or the Seller Rep if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2021, or such later date as the parties may agree upon.

11. GENERAL PROVISIONS

11.1 Confidentiality. Between the date of this Agreement and the Closing Date, the Buyer Parties, the Company, and the Sellers agree to maintain in confidence, and each will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated hereby, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or otherwise is reasonably necessary to satisfy any of the conditions precedent specified in Articles 6 and 7, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Notwithstanding the foregoing, the Buyer Parties may make announcements regarding this Agreement and the transactions contemplated hereby to its shareholders and take such other steps as shall be necessary or appropriate to comply with Canadian and other securities and regulations, provided that the Company or its representative(s) shall have the opportunity to review and comment on any proposed announcement. If the Transaction is not consummated, each party will return or destroy all confidential information provided by the other party as the providing party may reasonably request.

11.2 Governing Law. This Agreement, including all exhibits and schedules and all documents or instruments delivered in connection herewith, and all disputes among the parties under this Agreement will be governed by, and construed and enforced in accordance with and decided pursuant to, the laws of the State of Delaware (and in accordance with federal law interpreting the Federal Arbitration Act where applicable), without regard to any jurisdiction's conflicts or choice of law provisions.

11.3 Notices. All notices or other communications required or permitted hereunder will be in writing and will be deemed given or delivered when delivered personally, by registered or certified mail, by legible facsimile transmission or by overnight courier (fees prepaid) addressed as follows:

If to the Buyer Parties:	Brattle Street Investment Corp.

With a copy by email to:

With a copies to:	Jeffrey Schumacher

Email: [***]

and

Redaction Note: Personal Email Address

Reed Smith LLP
10 S Wacker Drive, Suite 4000
Chicago, IL 60606
Attn: Robert McCann
Email: [***]

If to the Seller Rep or any Seller, to:	Luke Faulstick
205 Hwy 22 E.
Clear Lake, South Dakota 57226

If to the Company, to:	South Dakota Partners, Inc.
205 Hwy 22 E.
Clear Lake, South Dakota 57226
Attn: Luke Faulstick

With a copy to:	Fortson, Bentley and Griffin, P.A
2500 Daniell's Bridge Road
Building 200, Suite 3A
Athens, Georgia 30606
Attention: V. Kevin Lang
Email: [***]

or to such address as such party may indicate by a notice delivered to the other parties. Notice will be deemed received the same day (when delivered personally), five (5) days after mailing (when sent by registered or certified mail) and the next business day (when delivered by overnight courier). Any party to this Agreement may change its address to which all communications and notices may be sent by addressing notices of such change in the manner provided.

11.4 Assignment. This Agreement may not be assigned by any party without the prior written consent of all of the other parties hereto.

11.5 Entire Agreement; Amendments. This Agreement, together with the schedules and exhibits attached hereto and the Related Documents is an integrated document, contains the entire agreement between the parties, wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings of the parties with respect to such subject matter. No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Agreement, or any schedule or exhibit hereto, or any document or instrument delivered in connection herewith, or any of its provisions, nor any representation, promise or condition relating hereto or thereto, will be binding upon any party unless made in writing and signed by the Buyer Parties and each Principal Shareholder.

11.6 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. The party retaining any broker, finder or investment banker in connection with this Agreement will pay all amounts payable to such broker, finder or investment banker. For the avoidance of doubt, any expenses of the Company relating to the Transaction shall be paid in full as of the Closing.

11.7 Partial Invalidity. Wherever possible, each provision will be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of these provisions is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

11.8 Further Assurances. The Buyer Parties and the Seller Parties will execute such additional documents and instruments (including without limitation the Noncompetition Agreement and the Contribution and Exchange Agreements), take such other actions, complete such other formalities, and extend such other cooperation as may be reasonably requested or required to consummate the transactions contemplated by this Agreement. From time to time following the Closing Date and without further consideration: (a) the Sellers will immediately deliver to the Buyer any cash or other property that such Seller may receive in respect of receivables relating to the Assets and operations of the Business (whether attributable to periods before or after the Closing Date); and (b) each party will, at the request of the other party, execute and deliver to the other party such other instruments of conveyance and transfer as a party may reasonably request or as may be otherwise necessary to effect the Transaction or to more effectively evidence or convey and transfer to, and vest in, and put in possession of, in the case of Buyer Parties, any part of the Company Shares or the Assets, and, in the case of Sellers, the Consideration. Each of the Buyer Parties and Sellers shall cooperate in the preparation of all Tax Returns for any Tax periods for which the other party could reasonably require its assistance in obtaining any necessary information. As additional consideration for the Transaction, effective on the Closing Date, each Seller hereby releases any and all claims, rights, obligations, debts and causes of action, whether matured or unmatured, known or unknown, that such Seller, in his or her capacity as a shareholder, member, director, officer, employee or otherwise, may have against the Company or their respective Affiliates, other than claims under this Agreement and claims that are not capable of being waived under applicable Law.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement. Delivery of executed signature pages by facsimile transmission, "pdf", DocuSign or other electronic transmission will constitute effective and binding execution and delivery of this Agreement.

11.10 Interpretation. Article titles and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of any of the provisions of this Agreement. All references to Sections and subsections contained in this Agreement refer to the Sections and subsections of this Agreement. All references to Schedules or Exhibits contained in this Agreement are references to the Schedules or Exhibits described on the list immediately following the signature pages hereto. All references to the words "include" or "including" mean "including without limitation." Any and all Schedules, Exhibits, statements, reports, certificates or other documents or instruments referred to in or attached to this Agreement, including the "Background" portion of this Agreement, are incorporated by reference as though fully set forth at the point referred to in this Agreement. There will be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it. Any representation or warranty of a party based upon "knowledge" or similar words will include actual knowledge and constructive knowledge, which means knowledge that an ordinary person would have after making reasonable inquiry and exercising prudence of a reasonable manner in the same or similar circumstances and, with respect to knowledge of a Seller Party, includes any officer or director of the Company. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require. Unless specifically indicated otherwise, all references to dollars in this Agreement shall refer to United States Dollars ("USD").

11.11 Disputes.

(a) The parties shall discuss and consider in good faith whether submitting any dispute which in any manner arise out of or relate to this Agreement or the subject matter thereof (but not including disputes under employment agreements, which shall be governed by the provisions of such agreements) to mediation with a qualified mediator in an attempt to resolve the same would be helpful. In the event any dispute is not resolved through mediation, the dispute shall be resolved exclusively by arbitration in accordance with the provisions of this Section. A party may commence arbitration by sending a written demand for arbitration to the other parties. However, such demand shall not be effective unless it sets forth in detail the nature of the controversy, the dollar amount involved, if any, the remedies sought, and attached to such demand is a copy of this subsection.

(b) There shall be one arbitrator. If the parties shall fail to select a mutually acceptable arbitrator within ten (10) days after the demand for arbitration is mailed, then the parties stipulate to arbitration before a single arbitrator sitting on the Chicago Judicial Arbitration Mediation Services ("JAMS") panel, and selected in the sole discretion of the JAMS administrator. The arbitrator will have background and qualifications to consider disputes involving mergers and acquisitions law, corporate law and health care regulatory law.

(c) The parties shall share all costs of arbitration, except that the prevailing party shall be entitled to reimbursement by the other party of such party's attorneys' fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.

(d) The substantive law of the State of Delaware shall be applied by the arbitrator.

(e) Arbitration shall take place in the city of Chicago, unless the parties otherwise agree. As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator. As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

(f) All decisions of the arbitrator shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement. The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator's judgment.

(g) Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar equitable relief, and grant the arbitrator the right to make a final determination of the parties' rights, including whether to make permanent or dissolve such court order. The arbitrator shall have the power to grant all legal and equitable remedies provided by Delaware or federal law; provided however, said arbitrator shall not have the power to award punitive or exemplary damages. The decision of the arbitrator may be entered in any court having jurisdiction thereof and the award may be judicially enforced.

11.12 Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns.

11.13 Seller Representative.

(a) Each Seller hereby appoints Luke as the Seller Rep. The Seller Rep shall serve as representative of Sellers with full power and authority to take all actions under this Agreement and the other Related Documents on behalf of each Sellers. Each Seller by approval of this Agreement, including as a result of executing and delivering a Joinder, hereby irrevocably appoints Seller Rep as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, including full power and authority on such Seller's behalf (i) to consummate the transactions contemplated herein, (ii) to execute and deliver on behalf of such Seller any amendment or waiver hereto, (iii) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (iv) to negotiate, settle, compromise and otherwise handle all disputes and claims made under Section 1.3 or Article 8 hereof, (v) to give and receive on behalf of such Seller all notices, communications and other writings permitted or required hereunder or under the other Related Documents, and (vi) to do each and every act and exercise any and all rights which any Seller individually or collectively with any other Seller is permitted or required to do or exercise under this Agreement or any other Related Document. Each of Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Rep and shall survive the death, incapacity, liquidation or bankruptcy of any Seller. Neither Seller Rep nor any agent employed by it shall incur any liability to any Seller relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith, gross negligence or willful misconduct.

(b) Any expenses or liabilities incurred by Seller Rep in connection with the performance of its duties in such capacity under this Agreement or any other Related Document shall be reimbursed to Seller Rep by Sellers, jointly and severally. Seller Rep may from time to time submit invoices to Sellers covering their Pro Rata Percentage of such expenses and/or liabilities and, upon the request of any Seller, shall provide such Seller with an accounting of all expenses paid. In addition to any other rights or remedies, Seller Rep may, upon prior or contemporaneous written notice, offset any amounts determined by it to be owed by any Seller to Seller Rep against any amounts to be paid to such Seller, as applicable.

(c) Each Seller, and in each case for purposes of this Section 11.13(c)11.13(c), the Seller Rep, agrees that each Buyer Party shall be entitled to rely on any action taken by the Seller Rep, on behalf of any Seller (each, an "Authorized Action") without investigation or verification, and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Each Seller agrees to pay, and to indemnify and hold harmless, each of the Buyer Parties and their respective Affiliates from and against any Buyer Parties' Aggregate Net Loss which they may suffer, sustain, or become subject to, as the result of any claim by any person or entity that an Authorized Action is not binding on, or enforceable against, any Seller. In addition, each Seller hereby releases and discharges each Buyer Party from and against any Buyer Parties' Aggregate Net Loss arising out of or in connection with the Seller Rep's failure to distribute any amounts received by the Seller Rep on behalf of Sellers to Sellers. Payment of all amounts paid by or on behalf of any Buyer Party to the Seller Rep shall constitute payment by such Buyer Party to each Seller and satisfaction of such Buyer Party's obligation to pay such amount hereunder (notwithstanding any withholding by the Seller Rep).

[signatures follow]

IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed on as of the date first written above.

BUYER:	BRATTLE ACQUISITION I CORP.

	By:	"Roger Greene"
	Name:	Roger Greene
	Title:	CEO
Executed 9/16/2020

PARENT:	BRATTLE STREET INVESTMENT CORP.

	By:	"Roger Greene"
	Name:	Roger Greene
	Title:	CEO
Executed 9/16/2020

COMPANY:	SOUTH DAKOTA PARTNERS, INC.

	By:	"Luke Faulstick"
	Name:	Luke Faulstick
	Title:	President

GAP PARNTERS:	GAP PARTNERS, INC.
	By:	"Steve Hollis"
	Name:	Steve Hollis
	Title:	Chairman, Co-owner

PRINCIPAL SHAREHOLDERS:	"Luke Faulstick"
LUKE FAULSTICK

"Steve Hollis"
STEVE HOLLIS

Exhibit A

Joinder

Schedule 1.3(c)(ii)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 1.3(c)(ix)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.4

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.5(a)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.6(b)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.7(a)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.7(d)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.8

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.9

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.10

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.10(c)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.11(c)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.11(d)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.12

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.12(b)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.14

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.15

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.16

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.17

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.17(a)

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.18

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Schedule 3.19

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]